Kenneth H. Finkelstein
   Attorney At Law
					1420 5th Avenue
					Suite 2200
					Seattle, WA
					98101

					Tel:  (206) 310-1344
					Fax:  (206) 374-8176
					khfinkelstein@yahoo.com

February 19, 2004



Board of Directors
Northwest Passage Ventures Ltd.
Suite 509
207 West Hastings Street
Vancouver, British Columbia
V6B 1H7   Canada

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2/A on behalf of Northwest Passage Ventures Ltd. (the "Company")

Sirs:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2/A with the United States Securities and Exchange Commission.

The proposed offering and public distribution relates to a best efforts, no minimum, 2,000,000 maximum offering of shares to be sold to the public at a price of $0.10 per share. Each offered share has a par value of $0.0001. It is our opinion that the shares sold, when issued in accordance with the terms and conditions set forth in the registration statement, are duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the corporate laws of the State of Nevada.

We hereby consent to be named by the Company in the registration statement and prospectus included therein. We also consent to the Company filing this legal opinion as an exhibit to the registration statement.

Yours truly,




Kenneth H. Finkelstein
Attorney At Law
KHF/ab